           UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
           Washington, D.C. 20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.         )*

SYMPLEX COMMUNICATIONS CORPORATION

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

871943106

 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SCHEDULE 13G
        Page     1      of      5      Pages

CUSIP No.   871943106


1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

GARY R. BROCK
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)
(b)

3
SEC USE ONLY


4
CITIZENSHIP OR PLACE OF ORGANIZATION

USA


NUMBER OF
5
SOLE VOTING POWER

403,400
SHARES
BENEFICIALLY
OWNED BY
   6
SHARED VOTING POWER


EACH
REPORTING
PERSON
7
SOLE  DISPOSITIVE POWER

403,400
WITH
8
SHARED DISPOSITIVE POWER

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
403,400

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%
12
TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1.

        (a)     Name of Issuer
                Symplex Communications Corporation


        (b)     Address of Issuer's Principal Executive Offices
                35 Research Dr.
                Ann Arbor, MI  48103


Item 2.

        (a)     Name of Person Filing
                Gary R. Brock


        (b) Address of Principal Business Office or, if none, Residence 35 Research Dr.
                Ann Arbor, MI  48103


        (c)     Citizenship
                USA


        (d)     Title of Class of Securities
                Common Stock


        (e)     CUSIP Number
                871943106


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                (a)     /_/     Broker or Dealer registered under Section 15 of
                                the Act

                (b)     /_/     Bank as defined in Section 3(a)(6) of the Act

                (c)     /_/     Insurance Company as defined in Section 3(a)(19)
                                of the Act

                (d)     /_/     Investment Company registered under Section 8 of
                                the Investment Company Act

                (e)     /_/     Investment Adviser registered under Section 203
                                of the Investment Advisers Act of 1940

                (f)     /_/     Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see (ss)240.13d-1(b)(1)(ii)(F)
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                (g)     /_/     Parent Holding Company, in accordance with
                                (ss)240.13d-1(b)(ii)(G) (Note: See Item 7)

                (h)     /_/     Group, in accordance with (ss)240.13d-
                                1(b)(1)(ii)(H)



Item 4. Ownership

                a)      Amount Beneficially Owned
                        403,400


                (b)     Percent of Class
                        5.0%


                (c)     Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote
                                403,400


                    (ii)        shared power to vote or to direct the vote
                                -0-


                   (iii) sole power to dispose or to direct the disposition of 403,400


                    (iv) shared power to dispose or to direct the disposition of-0-



Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /__/.




Item 6. Ownership of More than Five Percent on Behalf of Another Person.




Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
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Item 8. Identification and Classification of Members of the Group.






Item 9. Notice of Dissolution of Group.




Item 10.  Certification.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE__Gary R. Brock___________________


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       June 18,
1998________________________
                                       Date

Gary R. Brock_______________
             Signature
                                                                Signature

                Gary R. Brock, President & CEO___________
                Name/Title